EXHIBIT (11)

                       FLORIDA ROCK INDUSTRIES, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE


                                           Years Ended September 30


                                         1995        1994       1993


Net income                          $23,912,000  $17,216,000  $7,777,000

Common shares:
 Weighted average shares
 outstanding during the period        9,487,158    9,449,992   9,195,692

Shares issuable under stock
 options which are potentially
 dilutive and affect primary
 earnings per share                      38,204       35,049       1,651

Maximum potential shares
 includable in computation of
 primary earnings per share           9,525,362    9,485,041   9,197,343

Additional shares issuable
 under stock options which
 are potentially dilutive
 and affect fully diluted
 earnings per share                        1,343           -      23,464

Maximum potential shares
 included in computation of
 fully diluted earnings per
 share                                9,526,705    9,485,041   9,220,807

Primary earnings per share:
 Net income                               $2.51        $1.82        $.85

Fully diluted earnings per share: (a)
 Net income                               $2.51        $1.82        $.85


(a) Fully diluted earnings per share are not presented on the income statement since the potential effect would have been less than 3% dilutive.